                                                                  EXHIBIT 11.1


                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                 THREE MONTHS                             NINE MONTHS
                                                 ENDED MAY 31,                            ENDED MAY 31,
                                                 -------------                            -------------
                                           1997                1998                    1997            1998
                                           ----                ----                    ----            ----
BASIC

Net income                            $ 1,966,132         $ 2,726,335              $ 6,353,731     $ 7,806,216
Weighted average shares outstanding
   (basic) (1)                          6,964,371           7,199,047                6,916,182       7,083,133
                                      -----------         -----------              -----------     -----------
Basic earnings per share
                                      $       .28         $       .38              $       .92     $      1.10
                                      ===========         ===========              ===========     ===========
DILUTED
Net income                            $ 1,966,132         $ 2,726,335              $ 6,353,731     $ 7,806,216
Weighted average shares outstanding
   (basic) (1)                          6,964,371           7,199,047                6,916,182       7,083,133
Effect of dilutive securities
   (warrants and options)                 701,387             598,353  (2)             748,020         683,804  (2)
                                      -----------         -----------              -----------     -----------
Weighted average shares outstanding
   (diluted)                            7,665,758           7,797,400                7,664,202       7,766,937
                                      -----------         -----------              -----------     -----------
Diluted earnings per share
                                      $       .26         $       .35              $       .83     $      1.01
                                      ===========         ===========              ===========     ===========

(1) The Board of Directors of the Company approved a three-for-two stock split effected in the form of a 50% stock dividend, pursuant to which one additional share of Common Stock of the Company was issued on January 31, 1997 for every two shares of Common Stock held by stockholders of record at the close of business on January 22, 1997. Upon effecting the stock split/dividend, the stock options and their related exercise prices were adjusted proportionately. Such stock split/dividend has been reflected herein.

(2) Options to acquire 167,500, 15,000 and 722 shares of Common Stock at $23.75, $26.00 and $22.00, respectively, were not included in certain computations of EPS because the options exercise price was greater than the average market price of the common shares. The computation of the quarter ended November 30, 1997 excluded the 15,000 shares. The computation of the quarter ended February 28, 1998 excluded 167,500, 15,000 and 722 shares. The computation of the quarter ended May 31, 1998 excluded 167,500 and 15,000 shares. The nine month end calculation incorporates the above referenced exclusions within the applicable quarters.